EQUITRUST LIFE INSURANCE COMPANY
A Stock Company
P.O. Box 9253
Des Moines, IA 50306-9253
1-877-249-3689

Variable Annuity Policy

EquiTrust Life Insurance Company (hereinafter “We,” “Our,” “Us,” or “The Company”) will pay the benefits of this policy subject to all of its terms. Read this policy carefully. This is a legal contract between the Owner and the Company.

Policy features include:

•	Flexible premium payments

•	Annuity Benefits to begin on the Retirement Date

•	Death Benefit payable upon Owner’s death before Annuity Benefits begin

•	Dividends are not paid (nonparticipating)

The Accumulated Value in the Variable Account is based on the investment experience of that Account, and may increase or decrease daily. It is not guaranteed as to dollar amount. The variable features of this policy are described in the Variable Account section.

Signed for and on behalf of EquiTrust Life Insurance Company, effective as of the Policy Date

President	Secretary

RIGHT TO EXAMINE AND RETURN THIS POLICY

You may cancel this policy within 20 days after the Owner receives it by returning it to Us. Canceling this policy under this right to examine will void it from the beginning, and We will refund within seven days, an amount equal to the greater of the premiums paid or the sum of:

•	the Accumulated Value of the policy on the date the policy is received at the Home Office; and

•	the Monthly Deduction or any other charges that were deducted.

436-062(05-08)

Any additional benefits and endorsements which apply to this policy are listed on the Policy Data Page and are described in the forms following the last page of this policy.

Policy Data

Annuitant	[JOHN DOE]

Annuitant’s Age and Sex	[35] [Male]

Policy Number	[0999901]

Policy Date	[05-01-2008]

Owner	[JOHN DOE]
Owner’s Age	[35]
Owner’s Sex	[Male]

Owner	[JANE DOE]
Owner’s Age	[34]
Owner’s Sex	[Female]

Normal Retirement Date	[05-01-2038]

Monthly Deduction Day	[1st]

Schedule of Forms

Form No.	Description
[436-062(05-08)	Nonparticipating Variable Annuity Policy]
[436-IDB(05-08)	Variable Annuity Incremental Death Benefit Rider]
[436-PED(05-08)	Performance Enhanced Death Benefit Rider]
[436-GMI(05-08)	Guaranteed Minimum Income Benefit Rider]
[436-SPR(05-08)	Special Program Rider]
[436-WSC(05-08)	Waiver of Surrender Charge Rider]

Form Number 436-062(05-08)

Policy Number [0999901]

[Print Date 05/01/08]

4

Policy Data

Schedule of Other Credits and Charges

Policy Administrative Charge:	[$4.00 per month. This charge is waived if the Accumulated Value is at least $40,000]

Asset Administrative Charge	[0.02% of Variable Accumulated Value per month for 8 years, then 0.00% monthly.]

Mortality and Expense Risk Charge	1.00% Annual (0.0027262% daily)

Transfer Charge:	[$10]

[Incremental Death Benefit Rider Charge	0. 0150% of Accumulated Value per month]

[Performance Enhanced Death Benefit Rider Charge	0.0250% of Accumulated Value per month]

[Guaranteed Minimum Income Benefit Rider Charge	0.0400% of Accumulated Value per month]

ALLOCATION OPTIONS

General Account:	The general assets of EquiTrust Life Insurance Company

Variable Account:	[EquiTrust Life Annuity Account ]

Premiums will be allocated to the Allocation Options in accordance with the premium allocation percentages shown in the application or in the most recent written instructions of the owner. For a full description of the Variable Account and the subaccounts, please refer to the current prospectus.

The maximum number of Allocation Options the Owner may elect at any one time is [12]. The maximum number of Allocation Options the Owner may participate in at any one time is [16].

Form Number 436-062(05-08)

Policy Number [0999901]

[Print Date 05/01/08]

5

Section 1 — Definitions

You or Your

means the Owner, or Owners, of this policy.

Accumulated Value

means the sum of:

•	the Variable Accumulated Value; plus

•	the Declared Interest Option Accumulated Value.

Asset Administrative Charge

means the Asset Administrative Charge shown on the Policy Data Page. This amount may go up or down, but is guaranteed not to exceed 0.04% per month.

Policy Administrative Charge

means the Policy Administrative Charge shown on the Policy Data Page. This amount may go up or down but is guaranteed not to exceed $5 per month.

Allocation Options

means, collectively, the Subaccounts and the Declared Interest Option.

Annuitant

means the person whose life determines the annuity benefit.

Age

means Age at the last birthday.

Beneficiary

means the person (or persons) named by You to whom the Death Benefit, payable on the death of an Owner (or in certain circumstances the death of the Annuitant) will be paid. If, upon the Owner’s death, there is no surviving Beneficiary, then the Owner’s estate will be the Beneficiary.

Business Day

means each day that the New York Stock Exchange is open for trading.

Death Benefit

means a Death Benefit, payable under the terms of this policy. The Death Benefits payable are described in the Death Benefits section of the policy.

Declared Interest Option

means an option in which the value accrues interest at a rate declared by the Company. The declared rate will never be less than the guaranteed minimum rate. The Declared Interest Option is supported by the General Account.

Declared Interest Option Accumulated Value

means the sum of the following:

•	all premiums allocated to the DIO Account; plus

•	any transfers from other Investment Options that are credited to the DIO Account; plus

•	any interest credited to the DIO Account; minus

•	any surrender or partial withdrawal from the DIO Account; minus

•	any transfers from the DIO Account to Investment Options; and minus

•	any charges deducted from the DIO Account.

Due Proof of Death

means proof of death and any other required documentation satisfactory to Us that is necessary for

436-062(05-08)	5

payment of the claim. Such proof may consist of a certified copy of the death record, a certified copy of a court decree reciting a finding of death, signed Beneficiary statements including directions regarding how to pay the Death Benefit, or any other proof necessary for payment of the claim.

Fund

means an investment company registered with the SEC under the Investment Company Act of 1940 as an open-end diversified management investment company or unit investment trust in which the Variable Account invests.

Investment Option(s)

means the Fund or separate investment portfolio of a Fund in which a Subaccount invests.

General Account

means all Our assets other than those allocated to the Variable Account or any other separate account. We have complete ownership and control of the assets of the General Account.

Home Office

means EquiTrust Life Insurance Company at 5400 University Avenue, West Des Moines, Iowa, 50266-5997. The mailing address is PO Box 9253, Des Moines, Iowa 50306-9253.

Monthly Deduction Day

means the same date in each month as the Policy Date. The charges for this policy are deducted on this day or the next Business Day following the Monthly Deduction Day.

Owner

means the person (or persons) who is designated on Our records as the Owner of the policy and who is entitled to exercise all rights and privileges provided in the policy. The original Owner is shown on the Policy Data Pages. The term “person” includes a trust, corporation, partnership, association or like entity for this purpose.

Payee

means any person receiving payments under this policy.

Policy Anniversary

means the same date in each year as the Policy Date.

Policy Date

means the Policy Date shown on the Policy Data Pages. This date is used to determine Policy Years and anniversaries. The date of issue is equal to the Policy Date.

Policy Year

means the 12-month period that begins on the Policy Date or on a Policy Anniversary.

Retirement Date

means the date, as chosen by the Owner, when the annuity benefits would begin for the Annuitant. If no date is chosen in the application, the Retirement Date shall be the later of the Annuitant’s Age 70 or the 10th Policy Anniversary. Subject to the payment option provisions, the Owner may change the retirement Age at any time. However, the Retirement Date may not be changed after payments begin. If the policy is subject to Internal Revenue Service minimum distribution requirements, We will begin distributions as required.

SEC

means the Securities and Exchange Commission, a U.S. government agency.

Subaccount(s)

means the divisions of the Variable Account available under the policy, each of which invests exclusively in a corresponding Investment Option.

436-062(05-08)	6

Surrender Charge

means a fee that is applied at the time of any partial withdrawal or full surrender. The Surrender Charge Period is eight years.

The Surrender Charge, as a percentage of Accumulated Value withdrawn, will be as shown in the following table:

Policy Year	Surrender Charge Percentage
1	8%
2	7%
3	6%
4	5%
5	4%
6	3%
7	2%
8	1%
9+	0%

Surrender Value

means the Accumulated Value less any Surrender Charges.

Valuation Period

means the period between the close of business on a Business Day (3:00 p.m. Central Time) and the close of business on the next Business Day.

Variable Account

means the variable account shown on the Policy Data Pages. It is a unit investment trust registered with the SEC under the Investment Company Act of 1940.

Variable Accumulated Value

means the sum of the amounts of value that are in each Subaccount.

We, Our, Us or the Company

means EquiTrust Life Insurance Company.

Section 2 — The Contract

Annuity Benefit

If the Annuitant lives to the Retirement Date, and the policy is in force on that date, We can fulfill Our obligations under this policy by paying the proceeds in accordance with the payment option You have selected or, under certain circumstances, in a single sum. If the Owner has not elected a payment option, We will pay the Payee a monthly income for the rest of the Annuitant’s life.

The amount of payments will be obtained by applying the Accumulated Value under Fixed Payment Option C (see “Section 9—Payment Options”) for the Annuitant’s Age and sex. We will make at least 120 monthly payments. After 120 payments, the Annuitant must be living to receive further payments. If the Annuitant dies before 120 payments have been paid, any remaining payments will be paid in accordance to the terms of the payment option agreement issued at the time the payments began.

Contract

This policy is a legal contract. We issue this policy in consideration of the premium and the statements in the application. The entire contract consists of:

•	the basic policy;

•	any endorsements or additional benefit riders; and

•	the attached copy of Your application which includes any amendments, supplemental applications or other attached papers.

436-062(05-08)	7

We rely on statements made in the application for the policy. These statements, in the absence of fraud, are deemed representations and not warranties.

Modification

No one can change any part of this policy except the Owner and one of Our officers. Both must agree to a change, and it must be in writing. No agent may change this policy or waive any of its provisions.

Incontestable Clause

This policy is incontestable from its Policy Date.

Misstatement of Age or Sex

We have the right to correct benefits for misstated Age or sex. In such an event, benefits will be the amount the premium actually paid would have bought at the correct Age or sex.

Return of Policy and Policy Settlement

We reserve the right to have this policy sent to the Company for any:

•	modification;

•	death settlement;

•	surrender;

•	assignment;

•	change of Owner or Beneficiary;

•	election; or

•	exercise of any policy privilege.

Termination

This policy ends when any one of the following events occurs:

•	the Owner requests that the policy be canceled;

•	all Owner(s) die;

•	the policy is surrendered; or

•	all of the Accumulated Value is applied to a payment option.

If the Accumulated Value on any Policy Anniversary is less than $5,000, We have the right to pay the Surrender Value to the Owner as a full surrender and terminate the policy.

Nonparticipation

This policy does not share in the Company’s surplus or profits.

Section 3 — Ownership and Beneficiaries

Ownership

The Owner has all rights, title and interest in this policy prior to the Retirement Date (see the Payment Options section for rights on or after the Retirement Date). The Owner may exercise all rights and options stated in the policy. Upon the death of any Owner, the interest of any surviving Owner will take precedence over the interest of any Beneficiary. The Company will send policy communications to the first listed Owner only.

If there is more than one Owner, the policy will be owned jointly with right of survivorship unless the ownership designation specifies otherwise. If this policy is owned by a trust, corporation, partnership, association or other like entity, the Annuitant is considered the Owner for purposes of the Death Benefits section.

Beneficiary

Beneficiaries are as named in the application, unless changed by the Owner, or altered by the terms of the Death Benefit section.

436-062(05-08)	8

Unless the Beneficiary designation provides otherwise, if any Beneficiary in a class dies before the Owner, that Beneficiary’s interest will pass to the other Beneficiaries in the class. Further, unless the Beneficiary designation provides otherwise, each Beneficiary in a class would share in the Death Benefit payable to the class on an equal basis.

Secondary or contingent Beneficiaries will have the right to receive the Death Benefit only if no primary Beneficiary survives. If no Beneficiary survives the Owner, the Death Benefit will be paid in one sum to the Owner’s estate.

In finding and identifying Beneficiaries We may rely on sworn statements, other facts, or evidence We deem satisfactory. Any benefits We pay based on such information will be a valid discharge of Our duty up to the amount paid.

Change of Owner or Beneficiary

The Owner may change ownership or the Beneficiary designation unless otherwise provided in the current designation. Any change is subject to the following rules:

•	the change must be made in writing on a form acceptable to the Company;

•	the written notice for change must be signed by all persons named as Owner and by all irrevocable Beneficiaries;

•	the form must be sent to Our Home Office and recorded by the Company;

•	the change will take effect on the date signed, but it will not apply to any payment or action by Us before We record the form; and

•	a change of Beneficiary designation will automatically revoke any previous designations.

Assignment

No assignment of this policy will bind Us unless:

•	it is in writing on a form acceptable to Us;

•	it is signed by all persons named as Owner and all irrevocable Beneficiaries; and

•	it is received by the Company at Our Home Office.

We will not be responsible for the validity of an assignment.

Section 4 — Premiums

Premium Payment

Premium payments may be made at any time subject to the terms of this policy. Premiums are to be paid at Our Home Office.

We reserve the right to limit or restrict the amount of a premium payment as We deem appropriate. If mandated under applicable law, the Company will reject a premium payment.

Allocation of Premium

You determine the percentage of premium that will be applied to each Allocation Option. You may choose to allocate all the premium, a percentage or nothing to a particular Allocation Option. An allocation may be for any whole percentage of the individual premium payment. A fractional percent may not be chosen.

Initial and subsequent premiums will be allocated in accordance with the premium allocation percentages shown in the application or Your most recent written instructions.

You may change the allocation for future premiums at any time, subject to the following rules:

•	the policy must be in force;

•	there must be an Accumulated Value;

•	the change must be in writing on a form acceptable to Us;

•	the form must be signed by You; and

•	the change will take effect no later than the Business Day following the date We received the signed form at Our Home Office.

436-062(05-08)	9

A change of allocation of future premiums does not affect current Accumulated Values.

Section 5 — Death Benefits

Amount of Death Benefit

The Death Benefit Amount is equal to the greater of the following amounts on the date following receipt of Due Proof of Death:

•	the sum of all premium payments less the sum of all partial withdrawal reductions; or

•	the Accumulated Value.

•	For purposes of this section, partial withdrawal reduction is equal to:

•	the Death Benefit immediately prior to withdrawal; times

•	the amount of the partial withdrawal; divided by

•	the Accumulated Value immediately prior to withdrawal.

Death of Owner Prior to Retirement Date

Except as set forth in “Payment of Death Benefit to Beneficiary” below, We will pay the Death Benefit to the Beneficiary if the sole Owner dies prior to the Retirement Date. The Beneficiary may elect to apply this sum under one of the annuity payment options as Payee.

Upon the death of any Owner prior to the Retirement Date, when there is a surviving Owner, the surviving Owner becomes the sole Owner of record and Beneficiary. Any Beneficiary at the time of death is replaced by the surviving Owner.

Payment of Death Benefit to Beneficiary

If an Owner dies prior to the Retirement Date and the Owner’s spouse is not an Owner or a Beneficiary, the Death Benefit will be paid to the Beneficiary:

•	within seven days after receipt by Us of Due Proof of Death of the Owner;

•	if the policy is in force on the date of the deceased Owner’s death; and

•	subject to the terms and conditions of this policy.

In no event will a Death Benefit that is paid in one sum be paid more than 5 years after the deceased Owner’s death.

However, the Beneficiary may elect to apply this sum under one of the annuity payment options as Payee, provided:

•	the election is made within 60 days of the date We receive Due Proof of Death;

•	payments under the chosen annuity payment option begin not later than 1 year after an Owner’s death; and

•	payments will be payable for the life of the Beneficiary, or over a period not greater than the Beneficiary’s life expectancy.

If the Owner did not previously designate how the Death Benefit was to be paid, the Beneficiary may choose how the Death Benefit will be paid from the options described in “Section 9 - Payment Options”. If the Owner has previously designated how the Death Benefit was to be paid, the Beneficiary cannot change the Owner’s designation.

Continuation by Spouse after the Owner’s Death

If an Owner dies prior to the Retirement Date, the Owner’s spouse can continue the policy if:

•	the surviving spouse was named as an Owner and became the Beneficiary at the Owner’s death under the terms of this policy; or

•	the sole Owner’s spouse was named as Beneficiary.

436-062(05-08)	10

Death of Annuitant Prior to Retirement Date

If the Owner is not the Annuitant, and the Annuitant dies while this policy is in force, all Owners must:

•	notify Us within 90 days; and

•	choose a new Annuitant.

If all Owners do not choose a new Annuitant within 90 days of the Annuitant’s death, the oldest of all Owners becomes the Annuitant.

For purposes of this section, if any Owner of this contract is not a natural person, the death of the Annuitant shall be treated as the death of an Owner.

Compliance with Internal Revenue Code

Notwithstanding any other provision of this policy, the policy will be administered in accordance with the Internal Revenue Code.

Death on or After Retirement Date

If any Owner dies on or after the Retirement Date, but before all proceeds payable under this policy have been distributed, We will continue payments to the Payee under the payment method in effect at the time of the deceased Owner’s death.

Section 6 — Variable Account

Variable Account

The Variable Account is established and maintained under the laws of the state of Iowa. We own the assets of the Variable Account, but a portion of the assets have been allocated for this and certain other contracts We offer. Those assets will be kept separate from the assets of Our General Account and any other of Our other separate accounts and will not be charged with liabilities arising from any other business We conduct.

When permitted by law, We reserve the right to:

•

transfer assets of the Variable Account, which We determine to be associated with the class of policies to which this policy belongs, to another separate account; if this type of transfer is made, the term Variable Account, as used in this policy, shall then mean the Variable account to which the assets were transferred;

•	transfer to Our General Account any assets of the Variable Account which are in excess of such reserves and other policy liabilities;

•	deregister the Variable Account under the Investment Company Act of 1940 (“1940 Act”);

•	manage the Variable Account under the direction of a committee;

•	restrict or eliminate any voting rights of Owners, or other persons who have voting rights as to the Variable Account;

•	combine the Variable Account with other separate accounts;

•	operate the Variable Account or a Subaccount as either a unit investment trust or a management company under the 1940 Act, or in any other form allowed by law;

•	terminate and/or liquidate the Variable Account; and

•	make any changes to the Variable Account to conform with, or as required by any change in federal tax law, the 1940 Act and regulations promulgated thereunder, or any applicable federal or state laws.

Valuation of Assets

We will value the assets of the Variable Account each Business Day.

Subaccounts

The Variable Account is divided into subaccounts. Subject to obtaining any approvals or consents required by applicable law, we reserve the right to eliminate or combine any existing Subaccounts as well as the right to transfer the assets of one or more existing Subaccounts to any other Subaccount. We also reserve the right to add new Subaccounts and make such Subaccounts available to any class or series of policies as we deem appropriate. Each new Subaccount would invest in a new Investment Option, or in shares of another investment company.

436-062(05-08)	11

The Owner will determine the percentage of premium that will be allocated to each Subaccount in accordance with the allocation of premium provision.

Investment Options

Premiums allocated to a Subaccount will automatically be invested in the Investment Option associated with that Subaccount. The Owner will share only in the income, gains or losses of the Investment Option(s) where shares are held.

When permitted by law, We have the right, to:

•	make additions to, deletions from or substitutions for the shares of an Investment Option that are held or later purchased by the Variable Account;

•	dispose of and substitute shares of an Investment Option and substitute shares of another Investment Option:

•	if the shares of the Investment Option are no longer available for investment; or

•	if in Our judgment further investment in the Investment Option should become inappropriate in view of the purposes of the Variable Account.

In the event of any substitution or change, We will make any necessary endorsement to this policy.

Section 7 — Accumulated Value Benefits

Accumulated Value

The Accumulated Value of this policy will be the sum of:

•	the Variable Accumulated Value; plus

•	the Declared Interest Option Accumulated Value.

All of the nonforfeiture values are the same or more than the minimums set by the laws of the state where the policy is delivered.

Surrender Value

The Surrender Value of this policy will be the the Accumulated Value, less any Surrender Charge.

Variable Accumulated Value

The policy’s Variable Accumulated Value is equal to the sum of the policy’s value in each Subaccount. The value in a Subaccount is equal to “a” times “b” where: “a” is the current number of Subaccount units; and “b” is the current Unit Value.

The Variable Accumulated Value will vary from Business Day to Business Day reflecting changes in “a” and “b” above.

•

Subaccount Units: When any policy transaction affects the Variable Accumulated Value, the dollar amount is converted to Subaccount Units; the number of Subaccount Units for a transaction is determined by dividing the dollar amount of the transaction by the current Unit Value.

The number of Subaccount Units increases when:

•	premiums are allocated to that Subaccount; or

•	transfers from other Allocation Options are credited to that Subaccount.

The number of Subaccount Units decreases when:

•	the Owner makes a Surrender or Partial Withdrawal from that Subaccount;

•	transfers are made from that Subaccount to other Allocation Options; or

•	We take a portion of the monthly deduction or any other charges from that Subaccount.

436-062(05-08)	12

•	Unit Value: The unit value for each Valuation Period is determined by dividing “a” by “b”, where:

“a” is

•	the value of the net assets of the Subaccount at the end of the preceding Valuation Period; plus

•	the investment income and capital gains, realized or unrealized, credited to the net assets of that Subaccount during the current Valuation Period; minus

•	the capital losses, realized or unrealized, charged against those net assets during the current Valuation Period; minus

•

any amount charged against the Subaccount for taxes, or any amount set aside during the Valuation Period by the Company as a provision for taxes attributable to the operation or maintenance of that Subaccount; minus

•	the mortality and expense risk charge shown on the Policy Data Pages; and

“b” is the number of units outstanding at the end of the preceding Valuation Period.

We will value the net assets in each Subaccount at their fair market value in accordance with accepted accounting practices and applicable laws and regulations.

Declared Interest Option Accumulated Value

The initial Declared Interest Option (DIO) Accumulated Value is the premium allocated to the DIO Account as of the Policy Date.

The DIO Accumulated Value increases when:

•	premiums are allocated to the DIO Account;

•	transfers from Investment Options are credited to the DIO Account; or

•	any interest is credited to the DIO Account.

The DIO Accumulated Value decreases when:

•	the Owner makes a surrender or partial withdrawal from the DIO Account;

•	transfers are made from the DIO Account to other Investment Options; or

•	any charges are deducted from the DIO Account.

For the purposes of the above calculation, interest does not accrue on amounts deducted for charges, on amounts transferred from or on amounts surrendered or withdrawn from the DIO Account. Interest is accrued on the DIO Accumulated Value on a daily basis and is credited no less frequently than once a Policy Year. The value in the DIO Account is supported by the General Account.

We reserve the right to limit the availability of the DIO Account. We also reserve the right to limit or restrict the amount of a premium payment to the DIO Account.

Declared Interest Option Interest

The guaranteed minimum interest rate applied to amounts in the Declared Interest Option is an effective rate of 3% per year. Interest in excess of the minimum rate may be applied. The amount of any excess interest credited for any Policy Year will be set by Us in Our sole discretion.

Interest will be credited to the Declared Interest Option Accumulated Value on each Monthly Deduction Day.

Monthly Deduction

The Monthly Deduction is a charge made each Monthly Deduction Day from the Accumulated Value as of the close of business on the Monthly Deduction Day. The Owner may allocate Monthly Deduction charges as described in the Allocation of Charges section.

436-062(05-08)	13

The monthly deduction for a policy month will be the sum of the following:

•	the Asset Administrative Charge shown on the Policy Data Page; this amount may go up or down but is guaranteed to never exceed 0.04% of the Variable Accumulated Value;

•	the charge for all additional benefit riders attached to this policy; and

•	the Policy Administrative Charge shown on the Policy Data Pages; this amount may go up or down, but is guaranteed never to exceed $5.

Surrender

Before the Retirement Date, and while the Owner lives, You may surrender this policy for its Surrender Value. To do this, You must send a written request to Us at Our Home Office. You must include all information or evidence as may be required by law or needed to process Your request. The amount surrendered may be subject to a Surrender Charge. Following Surrender, Your policy will terminate.

Surrender Charge

We will apply a Surrender Charge on any surrender taken during the Surrender Charge period. The Surrender Charge period begins on the Policy Date, and the Surrender Charge varies by Policy Year.

If the value is applied to a life income payment option, the Surrender Charge will be zero.

Free Partial Withdrawal Privilege

Each Policy Year, the Owner may withdraw up to 10% of the Accumulated Value under the policy without being subject to the Surrender Charge. Under the Free Partial Withdrawal Privilege, the Owner may withdraw up to the 10% free withdrawal amount through a single partial withdrawal, multiple partial withdrawals in a Policy Year or a full surrender of the policy.

We will calculate the 10% free withdrawal amount at the time of withdrawal as follows:

•	We determine the amount withdrawn as a percentage of the total Accumulated Value; and

•

if You have taken multiple partial withdrawals in a Policy Year, We will calculate the percentage each partial withdrawal represents of Accumulated Value at the time of withdrawal; We will add all percentages together in reaching the 10% free withdrawal amount.

Any unused portion of the 10% free withdrawal amount in a Policy Year will not carry over to a subsequent Policy Year.

Partial Withdrawal

While all Owners live and prior to the Retirement Date, the Owner may withdraw a portion of the Accumulated Value, subject to the following rules:

•	the amount of any partial withdrawal must be at least $500;

•	if the Surrender Value after a partial withdrawal is less than $2,000, We have the right to pay the remaining Surrender Value to the Owner as a full surrender;

•	the Owner may allocate a partial withdrawal among the Allocation Options;

•

if the Owner does not instruct Us how to allocate a partial withdrawal among the Allocation Options, the partial withdrawal will be taken pro rata from all Allocation Options as of the date We receive the request; and

•	amounts withdrawn from the Declared Interest Option are considered withdrawn on the last-in-first-out basis.

Delay of Payment

Proceeds from surrenders and partial withdrawals will usually be mailed to the Owner within 7 days after the Owner’s signed request is received in Our Home Office. We will usually mail any death claim proceeds within 7 days after We receive Due Proof of Death. We have the right to delay any payment whenever:

•	the New York Stock Exchange is closed other than on customary weekends or a holiday closing;

436-062(05-08)	14

•	trading on the New York Stock Exchange is restricted as determined by the SEC;

•	the SEC, by order, permits postponement for the protection of policyowners; or

•	as a result of an emergency, as determined by the SEC, it is not reasonably possible to dispose of securities or to determine the value of the net assets of the Variable Account.

We also may postpone transfers and the payment of Death Benefit proceeds under these circumstances.

We have the right to defer payment which is derived from any amount paid to Us by check or draft until We are satisfied the check or draft has been paid by the bank on which it is drawn. We also have the right to delay making a surrender or partial withdrawal from the Declared Interest Option for up to 6 months from the date We receive the Owner’s request.

If mandated under applicable law, We may block an Owner’s account and thereby refuse to pay any request for transfers, partial withdrawals, surrenders or Death Benefits until instructions are received from the appropriate regulator. We may provide additional information about an Owner and an Owner’s account to government regulators.

Processing Requirements

We will process requested transactions, payments and changes under this policy only after receipt at Our Home Office of all requirements in good order, according to Our then current procedures. These requirements, which may change from time to time, may include proper completion and execution of forms, valid instructions and authorizations, or other administrative or evidentiary requirements.

We reserve the right to require the Owner or other persons requiring a signature in connection with a disbursement of any amounts under a policy or a change in beneficial right under the policy to provide a signature guarantee to protect against fraud.

Allocation of Charges

Charges will be allocated in accordance with the most recent written instructions of the Owner. We reserve the right to limit or restrict the options available for Allocation of Charges. A fractional percent may not be chosen.

The entire charge will be deducted pro rata from the Allocation Options if:

•	the value in an Allocation Option is insufficient to support the charge; or

•	the owner has not provided another Allocation of Charges instruction.

Tax Charges

The Company may deduct state and local government premium tax from the Accumulated Value, if such taxes are applicable in Your state. The Company may also make a charge against the Accumulated Value of this policy for any tax or economic burden on the Company resulting from the application of federal, state or local tax laws that the Company determines to be properly attributable to the Variable Account or the policies. The charge will be applied by:

•	redeeming the number of Subaccount units from the Variable Account equal to the pro rata share of the charge applicable to the Subaccounts; or

•	deducting from the Declared Interest Option the pro rata portion of the charge applicable to the Declared Interest Option.

Annual Report

At least once each year We will send a report, without charge, to the Owner which shows, among other things, the premiums paid during the year and the current Accumulated Value including the value in each Allocation Option.

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Section 8 — Transfers

General Transfer Rules

The Owner may transfer all or part of the Accumulated Value among the Subaccounts of the Variable Account and between the Subaccounts and the Declared Interest Option, subject to the following rules:

•	the transfer request must be in writing on a form acceptable to Us;

•	the form must be signed by all Owners;

•	the transfer will take effect as of the end of the Valuation Period during which We receive the signed form in good order at Our Home Office;

•

the first 12 transfers in each Policy Year will be made without a Transfer Charge; thereafter, each time amounts are transferred a Transfer Charge may be imposed. The Transfer Charge, is shown on the Policy Data Page;

•	the maximum number of Subaccounts in which you may participate at any one time is shown on the Policy Data Page;

•

the Accumulated Value on the date of the transfer will be reduced if a transfer charge is deducted; the transfer charge will be taken on a pro rata basis from each account from which the transfer was made;

•	We treat all transfer requests received on a Business Day as one transfer for purposes of determining whether to assess a transfer charge; and

•	the Owner must transfer at least:

•	a total of $100; or

•	the total Accumulated Value in a Subaccount or the total Accumulated Value in the Declared Interest Option less any policy loan, if the total amount transferred is less than $100.

Transfer Between Allocation Options

The Owner may transfer:

•	from the Subaccounts to the DIO Account;

•	among the Subaccounts;

•	from the DIO Account to the Subaccounts, but only once each Policy Year and provided:

•	it is during the 60 day period following the Policy Anniversary;

•	no more than 25% of the accumulated value in the DIO Account at the time of the transfer may be transferred at any one time; and

•	if the balance in the DIO would fall below $1,000, the entire accumulated value in the DIO may be transferred.

Excessive Trading Limits

The following excessive trading limits apply:

We reserve the right to limit transfers in any Policy Year, or to refuse any transfer request from an Owner if:

We believe, in our sole discretion, that excessive trading by the Owner, or a specific transfer request, or a group of transfer requests, may have a detrimental effect on:

•	other Owners;

•	the value of any subaccount;

•	the share prices of any Investment Option; or

•	Our ability to effectively manage the assets of the Declared Interest Option;

Or,

We are informed by one or more Investment Options that they intend to restrict or refuse the transactions by the Variable Account:

•	because of excessive trading; or

•	because they believe that a specific transfer, or group of transfers, would have an adverse effect on portfolio management.

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We may apply the restrictions in any manner reasonably designed to prevent transfers that We consider disadvantageous to other Owners.

We also may enter into agreements that are required by law, under which, upon request by an Investment Option or its designee, We are required to provide the Investment Option with information about the Owner and the Owner’s trading activities into or out of one or more Investment Options, and to restrict the Owner’s trading activity if the party receiving the information so requests.

In addition, certain Investment Options may impose redemption fees. Any such redemption fee that is charged is paid to and retained by the Investment Option, and not by Us or by the Variable Account.

Section 9 — Payment Options

Choosing an Option

The Owner may choose to have the proceeds of this policy paid under a payment option. If no option is selected, Option C with a guaranteed period of 10 years becomes effective.

We may also fulfill Our obligation under this policy by paying the proceeds in one sum if:

•	the proceeds are less than $5,000;

•	periodic payments become less than $50; or

•	the Payee is an assignee, estate, trustee, partnership, corporation, or association.

Payment Option Agreement; Effective Date

We will send a payment option agreement if any payment option is chosen. If all of the value of this policy is applied to a payment option agreement, it will replace this policy. All sums to be paid by the Company under this policy are considered paid when tendered by Us at Our Home Office.

If a payment option has been chosen by the Owner, it is effective on the date the proceeds of this policy are due. If a Beneficiary chooses a payment option, it is effective on the date the election is received by Us. The first payment under Option B, C, D or E is due on the effective date. The first payment under Option A is due at the end of the payment period chosen.

Death of Payee

If a Payee dies, any remaining payments will be paid to a contingent Payee. If no Payee survives, We will pay the commuted value of any remaining payments to the estate of the last Payee to die.

Withdrawal of Proceeds

The Payee may not withdraw the amounts under a payment option unless agreed to in the payment option agreement. We have the right to defer a withdrawal for up to 6 months. We may also refuse to allow partial withdrawals of less than $500.

Claims of Creditors

Payments under any payment option will be exempt from the claims of creditors of the Payee to the maximum extent allowed by law.

Fixed Payment Option Choices

The fixed payment option choices are:

•

Option A — Proceeds Left at Interest—The proceeds will be left with the Company to earn interest. The Payee may leave the interest with the Company to accumulate or receive payments of interest only. If the Payee elects to receive interest payments, interest will be paid every 1, 3, 6 or 12 months as elected by the Payee. The rate of interest will be determined by the Company.

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•

Option B — Payment for a Designated Number of Years—The proceeds will be paid out in equal installments for a designated number of years as shown in the Fixed Payment Option Tables. For other Ages and periods not shown in the table, please contact Us.

•

Option C — Payment of Life Income with Guaranteed Period—Payments will continue for the lifetime of the Payee, but for not less than the guaranteed period. The Owner or Payee may choose one of the guaranteed periods shown in the Option C—Payment of Life Income table in this policy. For other Ages and periods not shown in the table, please contact Us.

•	Option D — Payment of a Designated Amount—The proceeds will be paid out in equal installments of a designated amount. The payments will continue until all proceeds plus interest have been paid out.

•

Option E — Joint and 100 Percent to Survivor Monthly Life Income—The proceeds will be paid out in equal monthly installments as long as two joint Payees live. When one Payee dies, payments in the full amount will continue to the surviving Payee. Payments will stop when the surviving Payee dies.

Other Options

The proceeds may be paid in any other manner requested and agreed to by Us, or under any other payment options made available by the Company.

Interest and Mortality

The minimum interest rate used in computing any payment option is 1.5% per year. Higher interest rates may be used on the effective date of the payment option agreement. We may at any time declare additional interest on these funds. The amount of additional interest and how it is determined will be set by the Company.

The mortality table that is used for Option C is the “Annuity 2000” individual annuity mortality table.

Variable Payment Option Choices

The variable payment option choices are:

•

Option I — Payment of Life Income with Guaranteed Period—Payments will continue for the lifetime of the Payee, but for not less than the selected guaranteed period. For the amount of the initial payment, please contact Us.

•	Option II — Payment of Joint and Survivor Life Income—Payments will continue as long as one or both of two Payees are alive. For the amount of the initial payment, please contact Us.

Annuity Unit

An accounting unit of measure used to calculate the amount of payments.

The number of annuity units credited under a variable payment option for each Subaccount is equal to:

•	the amount of the first payment; times

•	the initial Subaccount percentage allocation; divided by

•	the applicable annuity unit value as of the option’s effective date.

The number of annuity units remains constant. However, if the Payee(s) exchange(s) annuity units among the Subaccounts, the units are exchanged on a dollar equivalent basis.

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Allocation

On the date the proceeds are applied to a variable payment option, the Payee(s) will determine the percentage of proceeds that will be allocated to the Subaccounts. Any allocation to a Subaccount must be for at least 1.00% of the proceeds. A fractional percent may not be chosen.

Exchanges of Annuity Units

The Payee(s) may exchange annuity units of one Subaccount for those of another Subaccount on a dollar equivalent basis.

The following rules apply to exchanges:

•	the exchange request must be in writing on a form acceptable to Us;

•	the exchange will take effect as of the end of the Valuation Period during which We receive the request at Our Home Office; and

•

the Accumulated Value on the date of the transfer will be reduced if the transfer charge is deducted; the transfer charge will be taken on a pro rata basis from each account from which the transfer was made.

The Excessive Trading Limits terms, from the Transfers section of the policy will also apply to the Exchanges of Annuity Units.

Amount of Variable Payments

The amount of the first payment under a variable payment option is equal to:

•	the number of thousands of dollars of proceeds applied to the option; times

•	the factor per $1,000 for the option as calculated by the Company.

The amount of each later payment is equal to the sum for each Subaccount of the number of annuity units times the applicable annuity unit value as of the end of the Valuation Period on the payment date selected.

Annuity Unit Value

The annuity unit values depend on the assumed interest rate and on the net investment factor. An annuity unit value is determined for each Subaccount for each Valuation Period. The annuity unit value of each Subaccount for its first Valuation Period was set at $1.00. Each annuity unit value for each Valuation Period is equal to:

•	the annuity unit value for the immediately preceding Valuation Period; times

•	the net investment factor for that Valuation Period; times

•	the daily assumed interest factor for each day in that Valuation Period.

Net Investment Factor

The net investment factor for each Subaccount for each Valuation Period is determined by dividing “a” by “b” and subtracting “c” from the result where:

“a” is equal to the net assets of the Subaccount as of the end of the Valuation Period, plus

•	the amount of all investment income and capital gains, realized or unrealized, credited to the net assets of the Subaccount during the Valuation Period, minus

•	the amount of capital losses, realized or unrealized, charged against the net assets during the Valuation Period; plus or minus

•

any amount charged against or credited to the Subaccounts for taxes, or any amount set aside during the Valuation Period as a provision for taxes attributable to the operation or maintenance of the Subaccount;

“b” is equal to the net assets of the Subaccount at the end of the immediately preceding Valuation Period; and

“c” is a daily charge for mortality and expense risks. This charge will be no greater than 0.0050223% of the net assets in the Subaccount.

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Assumed Interest Rate and Factor

The assumed interest rate is [4.00%] and the Daily Assumed Interest Factor is [0.9998926]. At the time of election of a variable payment option, You will choose from among the assumed interest rates (and corresponding daily assumed interest factors) then currently offered by Us.

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Payment Option Tables

(per $1,000 of proceeds)

Option B—Payment for a Designated Number of Years

Payments per $1,000 of Proceeds

Number of Years	Annual	Monthly
5	206.00	17.28
10	106.83	8.96
15	73.84	6.20
20	57.38	4.81
25	47.55	3.99
30	41.02	3.44

Option C—Payment of Life Income

Monthly Payments per $1,000 of Proceeds

Age	10 Years Guaranteed	Male 15 Years Guaranteed	20 Years Guaranteed	10 Years Guaranteed	Female 15 Years Guaranteed	20 Years Guaranteed	10 Years Guaranteed	Unisex 15 Years Guaranteed	20 Years Guaranteed
55	3.64	3.58	3.48	3.35	3.32	3.27	3.49	3.45	3.37
60	4.13	4.01	3.83	3.78	3.72	3.62	3.95	3.86	3.72
65	4.76	4.51	4.17	4.35	4.21	4.00	4.54	4.36	4.08
70	5.53	5.04	4.47	5.08	4.78	4.36	5.29	4.91	4.41
75	6.41	5.53	4.67	6.01	5.36	4.62	6.19	5.44	4.64
80	7.31	5.88	4.77	7.03	5.81	4.75	7.16	5.84	4.76
85	8.06	6.08	4.81	7.93	6.06	4.80	7.99	6.07	4.81
90	8.57	6.17	4.81	8.52	6.17	4.81	8.54	6.17	4.81
95	8.86	6.19	4.81	8.83	6.19	4.81	8.84	6.19	4.81
100	8.95	6.20	4.81	8.95	6.20	4.81	8.95	6.20	4.81

Option E—Joint and 100% to Survivor

Monthly Life Income Monthly Installments Per $1,000 of Proceeds

Female Age

Male Age	55	60	62	65	70	75	80	85
55	3.01	3.18	3.24	3.33	3.45	3.54	3.60	3.64
60	3.12	3.36	3.45	3.59	3.78	3.94	4.05	4.12
62	3.16	3.42	3.53	3.68	3.92	4.12	4.26	4.36
65	3.21	3.51	3.64	3.83	4.13	4.40	4.61	4.75
70	3.27	3.63	3.78	4.03	4.46	4.89	5.26	5.53
75	3.32	3.70	3.88	4.18	4.74	5.35	5.95	6.45
80	3.34	3.76	3.95	4.29	4.95	5.75	6.62	7.45
85	3.36	3.79	3.99	4.35	5.09	6.05	7.20	8.44

Unisex First Age

Second Age	55	60	62	65	70	75	80	85
55	3.01	3.16	3.21	3.28	3.37	3.43	3.47	3.49
60	3.16	3.37	3.44	3.55	3.71	3.82	3.90	3.95
62	3.21	3.44	3.54	3.67	3.86	4.00	4.10	4.17
65	3.28	3.55	3.67	3.83	4.09	4.29	4.44	4.54
70	3.37	3.71	3.86	4.09	4.47	4.82	5.10	5.30
75	3.43	3.82	4.00	4.29	4.82	5.36	5.85	6.23
80	3.47	3.90	4.10	4.44	5.10	5.85	6.62	7.31
85	3.49	3.95	4.17	4.54	5.30	6.23	7.31	8.42

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Variable Annuity Policy

If You have any questions concerning this policy or if anyone suggests that You change or replace this policy, please contact Your EquiTrust agent or Our Home Office toll free at 1-877-249-3689.

EQUITRUST LIFE INSURANCE COMPANY

P.O. Box 9253

Des Moines, IA 50306-9253

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